Exhibit (d)(2)

Execution Copy

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (“Voting Agreement”) is entered into as of August 6, 2007, by and among: Gores Patriot Holdings, Inc., a Delaware corporation (“Purchaser”), and Patriot Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”); and [                    ] (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of CompuDyne Corporation, a Nevada corporation (the “Company”).

B. Purchaser, Merger Sub and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for Purchaser to acquire the Company by (i) causing Merger Sub to make a tender offer as contemplated by the Merger Agreement (the “Offer”) for all of the issued and outstanding shares of common stock of the Company (“Company Common Stock”), and (ii) after the acquisition by Merger Sub of shares of Company Common Stock tendered pursuant to the Offer, causing Merger Sub to merge into the Company (the merger of Merger Sub into the Company being referred to as the “Merger”).

C. In the Merger, each outstanding share of Company Common Stock is to be converted into the right to receive the same cash amount payable for each share of Company Common Stock tendered pursuant to the Offer.

D. Stockholder is entering into this Voting Agreement in order to induce Purchaser to enter into the Merger Agreement.

AGREEMENT

The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Voting Agreement:

(a) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(b) “Proxy Termination Date” shall mean the earlier of: (i) the date upon which the Merger Agreement is validly terminated in accordance with Section 8.1 of the Merger Agreement; (ii) the date upon which the Merger becomes effective; and (iii) the date upon which the Board withdraws or modifies its approval or recommendation of the Offer, the Merger Agreement or the Merger, or approves or recommends a Superior Proposal, as permitted pursuant to, and in accordance with, Section 5.8 of the Merger Agreement.

(c) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Voting Agreement; (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Voting Agreement through the Proxy Termination Date; and (iii) all securities into which any of the securities of the Company described in clause “(i)” or clause “(ii)” above are exchanged or converted.

(d) “Subject Shares” shall mean: (i) all outstanding shares of Company Common Stock Owned by Stockholder as of the date of this Voting Agreement; (ii) all additional shares of Company Common Stock that are or become outstanding of which Stockholder acquires Ownership during the period from the date of this Voting Agreement through the Proxy Termination Date; and (iii) all securities into which any of the shares of Company Common Stock described in clause “(i)” or clause “(ii)” above are exchanged or converted.

(e) A person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any person other than Purchaser; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any person other than Purchaser; (iii) or reduces such person’s beneficial ownership of or interest in such security.

(f) Other capitalized terms used but not otherwise defined in this Voting Agreement have the meanings assigned to such terms in the Merger Agreement.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Voting Agreement through the Proxy Termination Date, Stockholder shall not, directly or indirectly, cause any Transfer of any of the Subject Securities to be effected other than as contemplated by Section 3.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Voting Agreement through the Proxy Termination Date, Stockholder shall not, directly or indirectly, other than as contemplated by this Voting Agreement, cause any of the Subject Securities to be deposited into a voting trust, grant any proxy, or enter into any voting agreement or similar agreement, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Notwithstanding Sections 2.1 or 2.2, this Agreement shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual, (i) to any member of Stockholder’s immediate family, or to a trust for estate planning purposes, or (ii) upon the death of Stockholder; (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; or (c) if Stockholder is the trustee of a trust, to one or more beneficiaries of such trust; provided, however, that a Transfer referred to in this Section 2.3 shall be permitted only if, as a precondition to such Transfer, (1) the transferee agrees in writing to be bound by all of the terms of this Voting Agreement and (2) the transferor acknowledges in a writing to be jointly and severally liable with the transferee for any breach of this Agreement by the transferee.

SECTION 3. AGREEMENT TO TENDER

3.1 Tender of Subject Shares. Stockholder agrees (a) to promptly (and, in any event, not later than five business days after the date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act (the “Offer Commencement Date”) validly tender or cause to be validly tendered, pursuant to and in accordance with the terms of the Offer, all of the Subject Shares Owned by Stockholder as of the date of this Voting Agreement (free and clear of any encumbrances or restrictions), (b) if Stockholder acquires Ownership of any additional Subject Shares after the date of this Voting Agreement, including by exercise of Options, to promptly (and, in any event, not later than two business days after Stockholder acquires Ownership of such additional Subject Shares) validly tender or cause to be validly tendered, pursuant to and in accordance with the terms of the Offer, all of such additional Subject Shares (free and clear of any encumbrances or restrictions) and (c) without limiting the scope of the foregoing, to exercise Stockholder’s Options to the extent such Options have an exercise price less than the Offer Price, and validly tender or cause to be validly tendered, pursuant to and in accordance with the terms of the Offer, the Subject Shares issued in connection with such exercise of Options; provided, however, that Stockholder’s obligations under clause (c) shall only be triggered if (i) all of the conditions to the Offer, other than the Minimum Condition, have been satisfied and (ii) Stockholder’s tender of those Subject Shares issued in connection with the exercise of its Options, together with any Shares tendered by other Persons under similar agreements, would cause the Minimum Condition to be satisfied.

3.2 No Withdrawal. Stockholder agrees not to withdraw, and agrees not to permit the withdrawal of, any of the Subject Shares from the Offer unless and until (a) the Offer expires without Merger Sub having accepted for payment all shares of Company Common Stock validly tendered in the Offer or (b) the Merger Agreement is terminated.

3.3 Conditional Obligation. Stockholder acknowledges and agrees that Merger Sub’s obligation to accept for payment shares of Company Common Stock in the Offer, including any Subject Shares tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

SECTION 4. VOTING OF SHARES

4.1 Voting Covenant. Stockholder hereby agrees that, prior to the Proxy Termination Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Purchaser, Stockholder shall cause the Subject Shares to be voted:

(a) in favor of the Offer and Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Offer and Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Offer and Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty or covenant of the Company in the Merger Agreement; and

(c) against the following actions (other than the Offer and Merger and the transactions contemplated by the Offer and Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (iv) any change in a majority of the board of directors of the Company or any subsidiary of the Company; (v) any amendment to the Company’s or any subsidiary of the Company’s certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or any subsidiary of the Company or the Company’s or any subsidiary of the Company’s corporate structure; and (vii) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Offer or Merger or any of the other transactions contemplated by the Offer or Merger Agreement or this Voting Agreement.

Prior to the Proxy Termination Date, Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence.

4.2 PROXY; FURTHER ASSURANCES.

(a) Contemporaneously with the execution of this Voting Agreement: (i) Stockholder shall deliver to Purchaser a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable (at all times prior to the Proxy Termination Date) to the fullest extent permitted by law with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Purchaser an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by Stockholder.

(b) Stockholder shall, at the Company’s expense, use commercially reasonable efforts to perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Purchaser the power to carry out and give effect to the provisions of this Voting Agreement.

(c) Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Voting Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 5. OPTIONS

Stockholder hereby agrees that (i) it will not exercise any Options to the extent that such Options have an exercise price equal to or greater than the Offer Price and (ii) any and all options held by Stockholder to acquire shares of Company Common Stock shall terminate upon the consummation of the Merger to the extent such options are unexercised prior thereto. Purchaser shall permit the cashless exercise of any Options held by Stockholder having an exercise price less than the Offer Price prior to the Effective Time.

SECTION 6. WAIVER OF APPRAISAL RIGHTS

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Offer or Merger or any related transaction that Stockholder or any other person may have by virtue of, or with respect to, any Subject Securities.

SECTION 7. NO SOLICITATION

Stockholder agrees that, during the period from the date of this Voting Agreement through the Proxy Termination Date, except as permitted by Section 5.8 of the Merger Agreement, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that Stockholder’s representatives do not, directly or indirectly: (a) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to a Acquisition Proposal; (b) furnish any information regarding the Company or any of its subsidiaries to any person in connection with or in response to a Acquisition Proposal or an inquiry or indication of interest that could lead to a Acquisition Proposal; (c) engage in discussions or negotiations with any person with respect to any Acquisition Proposal; (d) approve, endorse or recommend any Acquisition Proposal; or (e) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal. Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that Stockholder’s Representatives immediately cease and discontinue, any existing discussions with any person that relate to any Acquisition Proposal.

SECTION 8. REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Purchaser and Merger Sub as follows:

(a) Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Voting Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Any proxy delivered pursuant to Section 4.2(a)(ii) has been duly executed and delivered by the person that executed such proxy. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a trustee of a trust, then such trust is validly existing and Stockholder is the sole trustee of such trust and has all necessary power and authority, without the Consent or approval of any beneficiary or other person, to execute and deliver this Voting Agreement.

(b) No Conflicts or Consents.

(i) The execution and delivery of this Voting Agreement and the Proxy (and any other proxy delivered pursuant to Section 4.2(a)(ii)) by Stockholder do not, and the performance of this Voting Agreement and the Proxy (and any other proxy delivered pursuant to Section 4.2(a)(ii)) by Stockholder will not: (A) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder’s assets is or may be bound or affected; or (B) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates, family members or assets is or may be bound or affected.

(ii) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any Consent or approval of any person. The execution and delivery by Stockholder of any additional proxy pursuant to Section 4.2(a)(ii) with respect to any shares of Company Common Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any Consent or approval of any person.

(iii) Exhibit B identifies each contract under which Stockholder or any affiliate or family member of Stockholder has or may acquire any right against the Company or its subsidiaries. Except as disclosed on Exhibit B, neither Stockholder nor any affiliate of Stockholder shall have any rights or claims under any such contract against the Company, Purchaser or any other person after the Effective Time.

(c) Title to Securities. As of the date of this Voting Agreement: (i) Stockholder holds of record (free and clear of any encumbrances or restrictions, except those imposed pursuant to applicable securities laws or those created pursuant to the agreements set forth on Exhibit B) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (ii) Stockholder holds (free and clear of any encumbrances or restrictions, except those imposed pursuant to applicable securities laws or those created pursuant to the agreements set forth on Exhibit B) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (ii) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (iv) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof. If applicable, the signature page indicates whether such shares of record, options, warrants or other securities are held by Stockholder individually or through a trust.

(d) Accuracy of Representations. The representations and warranties of Stockholder contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement.

8.2 Representations and Warranties of Purchaser. Each of Purchaser and Merger Sub jointly and severally represents and warrants to Stockholder as follows:

(a) Authorization, etc. It has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Voting Agreement and the Merger Agreement and to perform it’s obligations hereunder and thereunder. This Voting Agreement and the Merger Agreement have been duly executed and delivered by it and constitute legal, valid and binding obligations of it, enforceable against Purchaser and Merger Sub in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

(b) No Conflicts or Consents.

(i) The execution and delivery of this Voting Agreement and the Merger Agreement by it do not, and the performance of this Voting Agreement and the Merger Agreement by it will not conflict with or violate any law, rule, regulation, order, decree or judgment applicable to it or by which it or any of its assets is or may be bound or affected.

(ii) The execution and delivery of this Voting Agreement and the Merger Agreement by it do not, and the performance of this Voting Agreement and the Merger Agreement by it will not, require any Consent or approval of any person.

(c) Accuracy of Representations. The representations and warranties of Purchaser and Merger Sub contained in this Voting Agreement and the Merger Agreement are accurate in all respects as of the date of this Voting Agreement.

SECTION 9. ADDITIONAL COVENANTS OF STOCKHOLDER

9.1 Stockholder Information. Stockholder hereby agrees to permit Purchaser and Merger Sub to publish and disclose in the Offer Documents and, if approval of the stockholders of the Company is required in order to permit the consummation of the Merger under the terms of the NRS or other applicable law, in the Proxy Statement, Stockholder’s identity and record or beneficial ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Voting Agreement.

9.2 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Company’s expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Company’s expense) take such further actions, as Purchaser may request for the purpose of carrying out and furthering the intent of this Voting Agreement.

9.3 Legends. If requested by Purchaser, immediately after the execution of this Voting Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Common Stock prior to the Proxy Termination Date), Stockholder shall cause each certificate evidencing any outstanding shares of Company Common Stock or other securities of the Company Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN

COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AGREEMENT DATED AS OF AUGUST 6, 2007, AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

SECTION 10. MISCELLANEOUS

10.1 Survival of Representations, Warranties and Agreements. All representations, warranties and covenants of Stockholder in this Voting Agreement shall survive the Merger and shall survive the Proxy Termination Date, but shall automatically terminate at the Effective Time.

10.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses; provided that any expenses of Stockholder, other than expenses resulting from a breach of this Voting Agreement by Stockholder, shall be borne by the Company.

10.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Voting Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Purchaser or Merger Sub:

Gores Patriot Holdings, Inc.

Patriot Acquisition Corp.

c/o The Gores Group, LLC

10877 Wilshire Boulevard

18th Floor

Los Angeles, CA 90024

Attn: General Counsel

Fax: (310) 209-3310

10.4 Severability. Any term or provision of this Voting Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Voting Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.5 Entire Agreement. This Voting Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Voting Agreement shall be binding upon either party unless made in writing and signed by both parties.

10.6 Assignment; Binding Effect. Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, Purchaser or Merger Sub, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Purchaser and Merger Sub and their respective successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any person to whom any Subject Securities are transferred.

10.7 Exceptions Notwithstanding any other terms in this Voting Agreement: (a) the obligations of the Stockholder and the restrictions on the Subject Securities shall be void and of no force or effect unless the Offer Price is equal to or greater than $7.00 per share of Common Stock; (b) Stockholder shall not be obligated to tender Subject Shares if such tender would be reasonably likely to cause him to incur liability under Section 16(b) of the Securities Exchange Act of 1934; and (c) nothing in this Voting Agreement shall limit or restrict the Stockholder from acting in his capacity as a director or officer of the Company (it being expressly understood that this Voting Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company).

10.8 Independence of Obligations. The covenants of Stockholder set forth in this Voting Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company, Purchaser or Merger Sub, on the other. The existence of any claim or cause of action by Stockholder against the Company, Purchaser or Merger Sub shall not constitute a defense to the enforcement of any of such covenants against Stockholder.

10.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, each of Purchaser and Merger Sub shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Purchaser nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.10 Non-Exclusivity. The rights and remedies of Purchaser and Merger Sub under this Voting Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Purchaser and Merger Sub under this Voting Agreement, and the obligations and liabilities of Stockholder under this Voting Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

10.11 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

10.12 Counterparts. This Voting Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

10.13 Captions. The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

10.14 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.15 Waiver. No failure on the part of Purchaser to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Purchaser in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Purchaser shall not be deemed to have waived any claim available to Purchaser arising out of this Voting Agreement, or any power, right, privilege or remedy of Purchaser under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Purchaser; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.16 Amendment. This Voting Agreement may be amended, modified or supplemented only by a written agreement among the Stockholder, Purchaser and Merger Sub.

10.17 Termination. This Voting Agreement shall terminate at the Proxy Termination Date. In the event of a termination of this Agreement by virtue of the event specified in clauses (i) or (iii) of the definition of Proxy Termination Date, then the Stockholder shall be permitted to withdraw and, and shall be deemed to have validly and timely withdrawn, the Subject Shares pursuant to the Offer.

10.18 Construction.

(a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

(c) As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Voting Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Purchaser, Merger Sub and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

GORES PATRIOT HOLDINGS, INC.

By

Title

PATRIOT ACQUISITION CORP.

By

Title

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Signature Page to Tender and Voting Agreement

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of CompuDyne Corporation., a Nevada corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes [                    ], [                    ], Gores Patriot Holdings, Inc., a Delaware corporation (“Purchaser”) and Patriot Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Purchaser (“Merger Sub”), and each of them, the attorneys and proxies of Stockholder, with full power of substitution and resubstitution, to the full extent of Stockholder’s rights with respect to voting of: (a) the outstanding shares of capital stock of the Company owned of record by Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy; and (b) any and all other shares of capital stock of the Company which Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(a)” and “(b)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by Stockholder with respect to any of the Shares are hereby revoked, and Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares prior to the Proxy Termination Date (as defined in the Voting Agreement).

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, among Purchaser, Merger Sub and Stockholder (the “Voting Agreement”), and is granted in consideration of Purchaser and Merger Sub entering into the Agreement and Plan of Merger, dated as of the date hereof, among Purchaser, Merger Sub and the Company (the “Merger Agreement”). This proxy will automatically terminate on the Proxy Termination Date (as defined in the Voting Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Proxy Termination Date, at any meeting of the stockholders of the Company, however called, or in connection with any written action by consent of stockholders of the Company:

(a) in favor of the Offer and Merger (as such terms are defined in the Merger Agreements), the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Offer and Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Offer and Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty or covenant of the Company in the Merger Agreement; and

(c) against the following actions (other than the Offer and Merger and the other transactions contemplated by the Offer and Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (iv) any change in a majority of the board of directors of the Company or any subsidiary of the Company; (v) any amendment to the Company’s or any subsidiary of the Company’s certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or any subsidiary of the Company or the Company’s or any subsidiary of the Company’s corporate structure; and (vii) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Offer or Merger or any of the other transactions contemplated by the Offer or Merger Agreement or the Voting Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

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Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated:                              , 2007

STOCKHOLDER

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Signature Page to Irrevocable Proxy

EXHIBIT B

CERTAIN CONTRACTS

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